Exhibit 10.21

6.0% CONVERTIBLE PERPETUAL PREFERRED STOCK PURCHASE AGREEMENT

dated as of

November 30, 2009

between

SandRidge Energy, Inc.

and

Fairfax Financial Holdings Limited

i

4.12	Preparation of the Financial Statements		8
4.13	Incorporation and Good Standing of the Company		8
4.14	Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required		9
4.15	No Material Actions or Proceedings		10
4.16	Labor Matters		10
4.17	Intellectual Property Rights		10
4.18	All Necessary Permits, etc.		10
4.19	Title to Properties		11
4.20	Condition of Properties		11
4.21	Tax Law Compliance		11
4.22	Company Not an “Investment Company”		11
4.23	Insurance		12
4.24	Compliance with Sarbanes-Oxley		12
4.25	Internal Controls		12
4.26	Disclosure Controls and Procedures		12
4.27	Compliance with Environmental Laws		13
4.28	Independent Petroleum Engineers		13
4.29	Related Party Transactions		14
4.30	Solvency		14
4.31	No Default in Senior Indebtedness		14
4.32	Brokers		14

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF PURCHASER		14
5.1	Representations and Warranties of Purchaser		14
	5.1.1	Organization	14
	5.1.2	Authority and Power	15
	5.1.3	Valid and Binding Obligations	15
	5.1.4	Securities Law Matters	15
	5.1.5	Legends	15
	5.1.6	Restricted Securities	16
	5.1.7	No Public Market	16
	5.1.8	Access to Information	16
	5.1.9	Reliance Upon Purchaser’s Representations	16
	5.1.10	Foreign Purchasers	17
	5.1.11	Exculpation	17
	5.1.12	Certain ERISA Matters	17
5.2	No Further Representations		17

ARTICLE 6	ADDITIONAL COVENANTS		17
6.1	No Integration		17
6.2	Underlying Securities		18
6.3	Transfer Agent		18
6.4	Available Shares of Common Stock		18
6.5	No Restricted Resales		18
6.6	Use of Proceeds		18
6.7	Regulatory Filings		18

ii

ARTICLE 7	TERMINATION	18
7.1	Termination	18

ARTICLE 8	MISCELLANEOUS	19
8.1	Notices	19
8.2	Entire Agreement; Amendment	20
8.3	Successors and Assigns	20
8.4	Governing Law	21
8.5	Expenses, Etc.	21
8.6	Captions	21
8.7	Severability	21
8.8	Counterparts	21
8.9	No Waiver	21

iii

6.0% CONVERTIBLE PERPETUAL PREFERRED STOCK PURCHASE AGREEMENT

THIS 6.0% CONVERTIBLE PERPETUAL PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 30, 2009, is entered into by and between SandRidge Energy, Inc., a Delaware corporation (the “Company”), and Fairfax Financial Holdings Limited, a corporation organized under the laws of Canada (the “Purchaser”) (the Company and the Purchaser being sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”), with reference to the following:

RECITALS

The Company desires to sell, and the Purchaser desires to purchase, 2,000,000 shares of the Company’s 6.0% Convertible Perpetual Preferred Stock, par value $0.001 per share and liquidation preference $100 per share (the “Shares”), which shall have the rights, powers and preferences set forth in the Certificate of Designation (as defined below), upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used in this Agreement (including in the Preamble and the Recitals hereto) without other definition shall have the following meanings, unless the context clearly requires otherwise:

“Affiliate” has the meaning ascribed to such term in Rule 501 under the Securities Act.

“Agreement” means this 6.0% Convertible Perpetual Preferred Stock Purchase Agreement, including all Exhibits and other attachments hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are required or authorized by law to close.

“Certificate of Designation” means the Certificate of Designation of 6.0% Convertible Perpetual Preferred Stock in the form set forth as Exhibit A to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given in the Preamble to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Preferred Stock” means the 8.5% Convertible Perpetual Preferred Stock of the Company issued on January 21, 2009.

“Forest Acquisition” means the Company’s acquisition of the Permian Basin oil field assets from Forest Oil Corporation, pursuant to an asset purchase agreement publicly announced on November 30, 2009.

“Material Adverse Change” has the meaning ascribed to such term in Section 4.10 hereof.

“Material Adverse Effect” has the meaning ascribed to such term in Section 4.13 hereof.

“Party” or “Parties” has the meaning given in the Preamble to this Agreement.

“Public Filings” means, with respect to the Company, collectively, (i) the annual report on Form 10-K for the year ended December 31, 2008, as amended, (ii) the proxy statement in respect of the 2009 annual meeting of the Company’s shareholders, (iii) the quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009, and (iv) the current reports on Form 8-K filed by the Company since January 1, 2009.

“Purchase Price” has the meaning given in Section 2.3.

“Purchaser” has the meaning given in the Preamble to this Agreement.

“SEC” means the U.S. Securities and Exchange SEC, or any other Federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

1.2 Interpretation. Except where otherwise expressly provided or unless the context otherwise necessarily requires, in this Agreement (including in the Recitals hereto):

(a) Reference to a given Article, Section, Subsection, clause, or Exhibit is a reference to an Article, Section, Subsection, clause, or Exhibit of this Agreement.

(b) The terms “hereof”, “herein”, “hereto”, “hereunder” and “herewith” refer to this Agreement as a whole.

(c) Reference to a given agreement, instrument, document or law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented and restated through the date as of which such reference is made, and, as to any law, any successor law.

(d) Reference to a person includes its predecessors, successors and permitted assigns.

(e) The singular includes the plural and the masculine includes the feminine, and vice versa.

(f) “Includes” or “including” means “including, for example and without limitation.”

(g) References to “days” means calendar days.

(h) Any item disclosed by a Party on any schedule to this Agreement shall be deemed to be disclosed and incorporated by reference into each other schedule or representation or warranty delivered or made by such Party in this Agreement, as though fully set forth therein.

ARTICLE 2

SUMMARY OF TRANSACTIONS

2.1 Sale and Purchase of Shares. Subject to the terms and conditions hereof, at the Closing, (a) the Company agrees to issue and sell to the Purchaser, the Shares at a purchase price of $100.00 per Share, and the Purchaser agrees to purchase and acquire such Shares, and (b) the Parties shall take or cause to be taken the other actions described in Section 3.2.

2.2 Purchase Price. The aggregate amount payable for the Shares to be purchased by the Purchaser is Two Hundred Million Dollars ($200,000,000.00) (the “Purchase Price”). The Purchase Price shall be paid in immediately available funds at the Closing in accordance with Section 3.2.2, subject to the satisfaction or waiver of the conditions to closing contained herein.

2.3 Underlying Securities. The Shares will be convertible into shares of common stock of the Company, par value $0.001 per share (“Common Stock”), in the manner described in the Certificate of Designation, and dividends on the Shares may be paid in shares of Common Stock at the Company’s election, in accordance with the Certificate of Designations. The shares of Common Stock into which the Shares may be converted, and the shares of Common Stock that may be issued in payment of dividends on the Shares, are referred to collectively herein as the “Underlying Securities.”

ARTICLE 3

CLOSING AND CLOSING CONDITIONS

3.1 Time and Place of the Closing. Subject to the terms and conditions hereof, the closing of the transactions contemplated by Article 2 (the “Closing”) shall take place at the offices of Covington & Burling LLP, at 1201 Pennsylvania Avenue, N.W., Washington DC 20004, on the date of consummation of the Forest Acquisition at 10:00 A.M., Washington, D.C. time; provided, however, that (i) if all of the closing conditions set forth in this Article 3 have not been satisfied or waived on or prior to such date or (ii) if the Forest Acquisition shall be consummated on a date during the period from and including December 29, 2009 through and including January 4, 2010, then the Closing shall take place at such other place and on such other date as the Company and Purchaser mutually agree (the actual date of the Closing is referred to herein as the “Closing Date”).

3.2 Actions at the Closing. At the Closing, the Company and the Purchaser (as applicable) shall take or cause to be taken the following actions (the “Closing Actions”):

3.2.1 Delivery of Shares. In exchange for the payment referenced in Section 3.2.2 below, the Company shall deliver to the Purchaser the Shares being purchased by the Purchaser from the Company through the facilities of the Depository Trust Company.

3.2.2 Payment of Purchase Price. The Purchaser shall pay to the Company by wire transfer in immediately available funds an amount equal to the Purchase Price.

3.2.3 Opinions. The Company shall cause to be delivered to the Purchaser opinions of (i) Covington & Burling LLP, counsel for the Company, dated as of such Closing Date, the form of which is attached as Exhibit B and (ii) the general counsel of the Company, dated as of such Closing Date, the form of which is attached as Exhibit C.

3.2.4 Officers Certificate. The Chief Executive Officer or President of the Company and the Chief Financial Officer or Chief Accounting Officer of the Company shall deliver to the Purchaser a written certificate executed by such officers, dated as of the Closing Date, to the effect that:

(a) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities or indebtedness of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436 under the Securities Act;

(b) for the period from and after the date of this Agreement and prior to the Closing Date, there has not occurred any Material Adverse Change;

(c) the representations and warranties of the Company set forth in Article 4 were true and correct as of the date hereof and are true and correct as of the Closing Date, with the same force and effect as though expressly made on and as of the Closing Date;

(d) no event of default exists under the Credit Facility; and

(e) the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

3.2.5 NYSE Supplemental Listing of Underlying Securities. The Company shall deliver evidence satisfactory to the Purchaser that the Underlying Securities have been approved for supplemental listing, subject to official notice of issuance, on the New York Stock Exchange.

3.2.6 Filing of Certificate of Designation. The Company shall cause the Certificate of Designation to be filed with the Secretary of State of the State of Delaware on or before the Closing Date.

3.2.7 Additional Actions. The Parties shall execute and deliver, or cause to be executed and delivered, all other documents, and take such other actions, in each case as shall be necessary or appropriate, to consummate the transactions contemplated hereby, all in accordance with the provisions of this Agreement.

3.3 Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the purchase of its Shares at Closing shall be subject to the accuracy of the representations and warranties on the part of the Company set forth in Article 4 hereof as of the date hereof and as of the Closing Date, as though then made and to the timely performance by the Company of its covenants and other obligations hereunder, and to each of the following additional conditions, any of which may be waived by the Purchaser in its sole discretion:

3.3.1 Performance of Closing Actions. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before Closing, including its Closing Actions.

3.3.2 No Material Adverse Change. For the period from and after the date of this Agreement and prior to the Closing Date:

(a) there shall not have occurred any Material Adverse Change; and

(b) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities or indebtedness of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436 under the Securities Act.

3.3.3 NYSE Supplemental Listing of Underlying Securities. The Underlying Securities shall have been approved for supplemental listing, subject to official notice of issuance, on the New York Stock Exchange.

3.3.4 Filing of Certificate of Designation. The Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware on or before the Closing Date.

3.3.5 Opinions of Counsel. The Purchaser shall have received the opinions of counsel listed in Section 3.2.3.

3.3.6 Officer’s Certificates. The Purchaser shall have received the officers certificate listed in Section 3.2.4.

If any of the conditions set forth in this Section 3.3 are not satisfied or waived at or prior to the Closing Date, the Parties hereto shall be released and discharged from their respective obligations hereunder. The Purchaser may at its discretion and for itself, however, waive compliance with the whole or any part of this Section 3.3.

3.4 Conditions Precedent to Obligations of the Company. The obligation of the Company to consummate the sale of the Shares at the Closing shall be subject to the accuracy of the representations and warranties on the part of the Purchaser set forth in Article 5 hereof as of the date hereof and as of the Closing Date, as though then made and to the timely performance by the Purchaser of its covenants and other obligations hereunder, and to each of the following additional conditions, any of which may be waived by the Company in its sole discretion:

3.4.1 Securities Laws. The Company shall have obtained all required authorizations, approvals, permits and qualifications (if any) or secured an exemption therefrom under all applicable federal and state securities laws prior to the offer and sale of the Shares, and such authorizations, approvals, permits, qualifications or exemptions shall be effective as of the Closing.

3.4.2 Performance of Closing Actions. The Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before Closing, including its Closing Actions.

3.4.3 Withholding Certificates. The Purchaser shall at the Closing, and subsequently as requested by the Company, provide to the Company a duly completed and valid IRS Form W-8 (of the type applicable to the Purchaser) or W-9, as applicable, executed in its name or, if the Purchaser is a single-member entity that is disregarded for U.S. federal income tax purposes, the name of its single owner. Purchasers providing a Form W-8 (other than Form W-8ECI) are hereby notified that the Company intends to withhold federal income tax from payments to them at the rate required under applicable law (including any applicable income tax treaty).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser that:

4.1 No Registration Required. Subject to compliance by the Purchaser with the representations and warranties set forth in Article 5 hereof, it is not necessary in connection with the offer, sale and delivery of the Shares to the Purchaser in the manner contemplated by this Agreement to register the Shares under the Securities Act.

4.2 No Integration of Offerings or General Solicitation. None of the Company, its Affiliates or any person acting on its or any of their behalf has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Shares in a manner that would require the Shares to be registered under the Securities Act. None of the Company, its Affiliates, or any person acting on its or any of their behalf has engaged or will engage, in connection with the offering of the Shares, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act.

4.3 Public Filings. The Public Filings, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, in light of the circumstances under which they were made. The Public Filings, at the time they were filed with the SEC, complied in all material respects with the requirements of the Exchange Act.

4.4 The Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

4.5 The Shares. The Shares have been duly and validly authorized by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor in accordance with the terms of this Agreement and the Certificate of Designation, the Shares will be validly issued, fully paid and non-assessable, will not be subject to any preemptive or similar rights, and will be convertible at the option of the holders thereof into the Underlying Securities in accordance with the Certificate of Designation.

4.6 Outstanding Capital Stock. The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of any preemptive or similar rights of any stockholder of the Company.

4.7 The Underlying Securities. The Underlying Securities have been duly authorized and reserved, and when issued and delivered upon conversion of the Shares or in payment of dividends on the Shares, in the manner contemplated by the Certificate of Designation, will be validly issued, fully paid and non-assessable; and no preemptive or similar rights of stockholders exist with respect to any of the Underlying Securities.

4.8 The Certificate of Designation. The Certificate of Designation has been duly authorized by the Company.

4.9 No Convertible Stock. Other than the Existing Preferred Stock or as disclosed in the Public Filings, there are no outstanding securities of the Company convertible into, exchangeable for or evidencing the right to purchase or subscribe for any shares of capital stock of the Company and there are no outstanding or authorized options, warrants or rights of any character obligating the Company to issue any shares of its capital stock or any securities convertible or exchangeable into or evidencing the right to purchase or subscribe for any shares of such stock.

4.10 No Material Adverse Change. Except as otherwise disclosed in the Public Filings, subsequent to the filing of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2009, there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, properties, operations or prospects (other than as a result of developments affecting the oil and gas industry generally), whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity (a “Material Adverse Change”); (ii) the Company and its subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, nor entered into any material transaction or agreement; and (iii) except for dividends on the Existing Preferred Stock, there has been no cash dividend or distribution of any kind declared, paid or made by the Company or, except for dividends paid to the Company or other subsidiaries, any of its subsidiaries on any class of capital stock or repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock.

4.11 Independent Accountants. PricewaterhouseCoopers LLP, who have expressed their opinion with respect to certain of the financial statements included in the Public Filings, are independent registered public accountants with respect to the Company as required by the Securities Act and the Exchange Act.

4.12 Preparation of the Financial Statements. The consolidated financial statements of the Company included in the Public Filings present fairly the consolidated financial position of the entities to which they relate as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements comply as to form with the applicable accounting requirements of Regulation S-X and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto.

4.13 Incorporation and Good Standing of the Company. The Company has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation and has power and authority (corporate or otherwise) to own or lease, as the case may be, and operate its properties and to conduct its business as described in the Public Filings and, in the case of the Company, to enter into and perform its obligations under each of this Agreement, the Certificate of Designation and the Shares. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a material adverse effect on the condition, financial or otherwise, or on the earnings, business, properties or operations, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity (a “Material Adverse Effect”). All of the issued and outstanding shares of capital stock, or similar equity interest, of each subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, except that the Credit Agreement, dated November 21, 2006, by and among SandRidge Energy, Inc. (as successor by merger to Riata Energy, Inc.) and Bank of America, N.A., as Administrative Agent and Banc of America Securities LLC as Lead Arranger and Book Running Manager, as amended, (the “Credit Facility”) is secured by a negative pledge on any of the Company’s non-mortgage properties.

4.14 Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Company nor any of its subsidiaries is (i) in violation of its charter or bylaws (or other applicable organizational document), (ii) is (or, with the giving of notice or lapse of time, would be) in default (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound (including, without limitation, the Credit Facility), or to which any of the property or assets of the Company or any of its subsidiaries is subject (each, an “Existing Instrument”), or (iii) is in violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except with respect to clause (ii) and (iii), for such Defaults or violations as would not, individually or in the aggregate, have a Material Adverse Effect.

The Company’s execution, delivery and performance of this Agreement, the issuance and delivery of the Shares or the Underlying Securities, the Company’s compliance with the Certificate of Designation and the consummation of the transactions contemplated hereby and thereby (i) have been duly authorized by all necessary action (corporate or otherwise) and will not result in any violation of the charter or by laws (or other applicable organizational document) of the Company or any subsidiary, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument and (iii) will not result in any violation of any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the Company’s execution, delivery and performance of this Agreement or the issuance and delivery of the Shares or the Underlying Securities or the Company’s compliance with the Certificate of Designation, or the consummation of the transactions contemplated hereby and thereby, except for such as have been obtained or made by the Company and are in full force and effect under the Securities Act, and applicable state securities or blue sky laws.

4.15 No Material Actions or Proceedings. Except as otherwise disclosed in the Public Filings, there are no legal or governmental actions, suits or proceedings pending or, to the Company’s knowledge, threatened (i) against or affecting the Company or any of its subsidiaries, (ii) which has as the subject thereof any officer or director of, or property owned or leased by, the Company or any of its subsidiaries or (iii) relating to environmental or discrimination matters, where in any such case (A) there is a reasonable possibility that such action, suit or proceeding might be determined adversely to the Company or such subsidiary and (B) any such action, suit or proceeding, if so determined adversely, would reasonably be expected to have a Material Adverse Effect or adversely affect the consummation of the transactions contemplated by this Agreement.

4.16 Labor Matters. No labor problem or dispute with the employees of the Company or any of its subsidiaries exists or is threatened or imminent that would reasonably be expected to have a Material Adverse Effect.

4.17 Intellectual Property Rights. The Company and its subsidiaries own, possess, license or have other rights to use, on reasonable terms, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property Rights”) necessary for the conduct of the Company’s business as now conducted or as proposed in the Public Filings to be conducted except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Public Filings, (a) no party has been granted an exclusive license to use any portion of such Intellectual Property Rights owned by the Company; (b) to the Company’s knowledge there is no material infringement by third parties of any such Intellectual Property Rights owned by or exclusively licensed to the Company; (c) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any material Intellectual Property Rights; and (d) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company’s business as now conducted infringes or otherwise violates any material patent, trademark, copyright, trade secret or other proprietary rights of others, and the Company is unaware of any other fact which would form a reasonable basis for any such claim.

4.18 All Necessary Permits, etc. The Company possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and the Company has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

4.19 Title to Properties. Each of the Company and its subsidiaries has (i) generally satisfactory title to its oil and gas properties, title investigations having been carried out by the Company or its subsidiaries in accordance with the practice in the oil and gas industry in the areas in which the Company and its subsidiaries operate, (ii) good and marketable title to all other real property owned by it (including pipeline easement rights) to the extent necessary to carry on its business, and (iii) good and marketable title to all personal property owned by it, in each case free and clear of all liens, encumbrances and defects except such as are described in the Public Filings or such as do not materially affect the value of the properties of the Company and its subsidiaries, considered as one enterprise, and do not interfere in any material respect with the use made and proposed to be made of such properties, by the Company and its subsidiaries, considered as one enterprise; and all of the easements, leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds or uses properties described in the Public Filings, are in full force and effect, and neither the Company nor any of its subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or its subsidiaries under any of the easements, leases or subleases mentioned above, or affecting or questioning the rights of the Company or any subsidiary thereof to the continued possession or use of the easement or leased or subleased premises.

4.20 Condition of Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the plants, buildings, structures and equipment owned by the Company are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present uses and, in the case of plants, buildings and other structures, are structurally sound.

4.21 Tax Law Compliance. The Company and its consolidated subsidiaries have filed all necessary federal, state, local and foreign income and franchise tax returns in a timely manner and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except for any taxes, assessments, fines or penalties as may be being contested in good faith and by appropriate proceedings or where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Company has made appropriate provisions in the financial statements included in the Public Filings in respect of all federal, state and foreign income and franchise taxes for all current or prior periods as to which the tax liability of the Company or any of its consolidated subsidiaries has not been finally determined except to the extent it would not have a Material Adverse Effect.

4.22 Company Not an “Investment Company”. The Company is not, and, after receipt of payment for the Shares and application of the proceeds will not be, required to register as an “investment company” within the meaning of the Investment Company Act and will conduct its business in a manner so that it will not become subject to the Investment Company Act.

4.23 Insurance. Each of the Company and its subsidiaries are insured by recognized, and to the knowledge of the Company, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Company and its subsidiaries against theft, damage, destruction, acts of terrorism or vandalism and earthquakes. All policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance, in all material respects, with the terms of such policies and instruments; and there are no material claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and neither the Company nor any such subsidiary has, in the past three years, been refused any insurance coverage sought or applied for.

4.24 Compliance with Sarbanes-Oxley. The Company and its subsidiaries and their respective officers and directors are in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act,” which term, as used herein, includes the rules and regulations of the SEC promulgated thereunder).

4.25 Internal Controls. The Company maintains effective internal control over financial reporting as defined in Rule 13a-15 under the Exchange Act and a system of internal accounting control sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States and to maintain accountability for its assets, (C) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for the Company’s assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.26 Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its subsidiaries is made known to the chief executive officer and chief financial officer of the Company by others within the Company or any of its subsidiaries, and such disclosure controls and procedures are reasonably effective to perform the functions for which they were established subject to the limitations of any such control system; the Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) any significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

4.27 Compliance with Environmental Laws. Except as otherwise disclosed in the Public Filings: (i) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign law, regulation, order, permit or other requirement relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company or its subsidiaries under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company or any of its subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is in violation of any Environmental Law, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect; (ii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or any of its subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law, except as would not, individually or in the aggregate, have a Material Adverse Effect; and (iii) to the Company’s knowledge, there are no past, present or anticipated future actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of any Environmental Law, require expenditures to be incurred pursuant to Environmental Law, except as would not, individually or in the aggregate, have a Material Adverse Effect.

4.28 Independent Petroleum Engineers. DeGolyer and MacNaughton, whose reports as of December 31, 2006, 2007 and 2008, are referenced in the Public Filings, was, as of the date of such reports, and is, as of the date hereof, an independent petroleum engineer with respect to SandRidge CO2, LLC (f/k/a PetroSource Energy Company, L.P.) (with respect to the reports as of December 31, 2006 and 2007) and with respect to SandRidge Tertiary, LLC (with respect to the report as of December 31, 2008). Netherland, Sewell & Associates Inc., whose reports as of December 31, 2006, 2007 and 2008, are referenced in the Public Filings, was, as of December 31, 2006, 2007 and 2008, and is, as of the date hereof, an independent petroleum engineer with respect to the Company (excluding SandRidge CO2, LLC f/k/a PetroSource Energy Company, L.P. with respect to the reports as of December 31, 2006 and 2007 and excluding SandRidge Tertiary, LLC with respect to the report as of December 31, 2008). The information underlying the estimates of reserves of the Company and its subsidiaries, which was supplied by the Company to DeGolyer and

MacNaughton and Netherland, Sewell & Associates Inc. for purposes of reviewing the reserve reports and estimates of the Company and preparing the letters (the “Reserve Report Letters”) of DeGolyer and MacNaughton and Netherland, Sewell & Associates Inc., including, without limitation, production, costs of operation and development, current prices for production, agreements relating to current and future operations and sales of production, was true and correct in all material respects on the dates such estimates were made and such information was supplied and was prepared in accordance with customary industry practices; estimates of such reserves and present values as described in the Public Filings and reflected in the Reserve Report Letters comply in all material respects with the applicable requirements of Regulation S-X and Industry Guide 2 under the Securities Act.

4.29 Related Party Transactions. No relationship, direct or indirect, exists between or among any of the Company or any affiliate of the Company, on the one hand, and any director, officer, member, stockholder, customer or supplier of the Company or any affiliate of the Company, on the other hand, which is required by the Exchange Act to be disclosed in reports filed under the Exchange Act which is not so disclosed in the Public Filings. There are no outstanding loans, advances (except advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company or any affiliate of the Company to or for the benefit of any of the officers or directors of the Company or any affiliate of the Company or any of their respective family members.

4.30 Solvency. The Company is, and immediately after the Closing Date will be, Solvent. As used herein, the term “Solvent” means, with respect to any person on a particular date, that on such date (i) the fair market value of the assets of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (ii) the present fair salable value of the assets of such person is greater than the amount that will be required to pay the probable liabilities of such person on its debts as they become absolute and matured, (iii) such person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such person does not have unreasonably small capital.

4.31 No Default in Senior Indebtedness. No event of default exists under the Credit Facility.

4.32 Brokers. There is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1 Representations and Warranties of Purchaser. The Purchaser hereby represents and warrants to the Company that:

5.1.1 Organization. The Purchaser is duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which it was formed. The Purchaser is qualified to do business in all jurisdictions where it does business, where the failure to qualify would materially and adversely affect its ability to execute or deliver, or perform its obligations under, this Agreement.

5.1.2 Authority and Power. The Purchaser has the requisite power and authority to enter into this Agreement, to consummate each of the transactions and undertakings contemplated hereby, and to perform all the terms and conditions thereof to be performed by it. The execution, delivery and performance of this Agreement and consummation of each of the transactions and undertakings contemplated hereby have been duly authorized by all requisite action on its part under the Purchaser’s constituent or governing documents and applicable law.

5.1.3 Valid and Binding Obligations. This Agreement has been duly and validly executed and delivered, and is enforceable against the Purchaser in accordance with the terms thereof.

5.1.4 Securities Law Matters. The offer and sale of the Shares and the Underlying Securities to the Purchaser is being made as a private placement pursuant to Section 4(2) of the Securities Act and/or Regulation D thereunder, and is not being registered under the Securities Act. The Purchaser hereby acknowledges that neither the Shares nor the Underlying Securities have been registered under the Securities Act, or registered or qualified for sale under any state securities laws, and cannot be resold without registration thereunder or exemption therefrom. The Purchaser is a “Qualified Institutional Buyer”, as such term is defined in Rule 144A of the Securities Act, or an institutional “accredited investor,” as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D of the Securities Act, and will acquire the Shares and Underlying Securities for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state “blue sky” laws or any other applicable securities laws. The Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Shares and Underlying Securities, is purchasing the Shares with a full understanding of all of the terms, conditions and risks thereof, and at the Closing will bear and have the ability to bear the economic risk of this investment for an indefinite period of time. The Purchaser acknowledges that it has been afforded an opportunity to request and to review all information considered by the Purchaser to be necessary to make the investment decision to enter into this Agreement and to consummate the transactions contemplated hereby. The Purchaser understands and agrees to the terms and conditions under which the Shares are being offered.

5.1.5 Legends. The Purchaser acknowledges that, to the extent applicable, each certificate evidencing the Shares shall be endorsed with a legend substantially in the form set forth below, as well as any additional legend imposed or required by applicable securities laws:

“THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES

ACT”) OR THE SECURITIES LAWS OF ANY U.S. STATE, NOR IS ANY SUCH REGISTRATION CONTEMPLATED. THIS SECURITY AND ANY SECURITY ISSUABLE UPON CONVERSION HEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY AND ANY SECURITY ISSUABLE UPON CONVERSION HEREOF MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO SANDRIDGE ENERGY, INC., OR ITS SUCCESSOR, (II) IN THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), OR (V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, IN EACH OF CASES (I) THROUGH (V) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.”

5.1.6 Restricted Securities. The Purchaser acknowledges that the Shares are “restricted securities” (as such term is defined in Rule 144 under the Securities Act) and must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.1.7 No Public Market. The Purchaser understands that no public market now exists for the Shares, and that it is unlikely that a public market will ever exist for the Shares.

5.1.8 Access to Information. The Purchaser acknowledges that it has been afforded an opportunity to request and to review all information considered by the Purchaser to be necessary to make an investment decision with respect to the Shares. The Purchaser has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management.

5.1.9 Reliance Upon Purchaser’s Representations. The Purchaser understands and acknowledges that: (a) neither the Shares nor the Underlying Securities have been registered under the Securities Act; (b) its representations and warranties contained herein are being relied upon by the Company as a basis for exemption of the sale of the Shares under the Securities

Act; (c) the offering of the Shares pursuant to this Agreement will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act; and (d) no state or federal agency has made any finding or determination as to the fairness of the terms of the sale of the Shares or any recommendation or endorsement thereof. If any of the representations made by the Purchaser in connection with its purchase of Shares are no longer accurate, the Purchaser will promptly notify the Company.

5.1.10 Foreign Purchasers. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents and warrants that it has satisfied itself as to the full observances of the laws of its jurisdiction in connection with any invitation to subscribe for, offer and purchase of the Shares, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s purchase of and continued ownership of Shares, will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

5.1.11 Exculpation. The Purchaser acknowledges that it is not relying upon any person, firm or corporation, including, without limitation, the Company, in making its investment or decision to invest in the Company, other than the representations and warranties of the Company contained in this Agreement.

5.1.12 Certain ERISA Matters. The Purchaser represents that the assets used to purchase the Shares will either (a) not constitute the assets of any plan subject to Part 4 of Title I of ERISA, Section 4975 of the Code or substantially similar law; or (b) will constitute the assets of such a plan, but the acquiring, holding and disposition of Shares will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable substantially similar law.

5.2 No Further Representations. Except for the representations and warranties expressly set forth in Article 4 of this Agreement, the Company expressly disclaims any representations or warranties of any kind, express or implied, relating to the Shares, the Company or the transactions contemplated hereby.

ARTICLE 6

ADDITIONAL COVENANTS

6.1 No Integration. The Company agrees that it will not and will cause its Affiliates not to make any offer or sale of securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of the sale of the Shares by the Company to the Purchaser) the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or otherwise.

6.2 Underlying Securities. The Company will use its commercially reasonable efforts to cause the Underlying Securities to be approved for supplemental listing on the New York Stock Exchange on or prior to the Closing Date and to ensure that the Underlying Securities remain authorized for listing following the Closing Date.

6.3 Transfer Agent. The Company shall engage and maintain, at its expense, a registrar and transfer agent for the Shares and the Common Stock.

6.4 Available Shares of Common Stock. The Company will reserve and keep available at all times, free of preemptive rights, the full number of Underlying Securities.

6.5 No Restricted Resales. During the period of one year after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Shares which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

6.6 Use of Proceeds. The Company shall use the net proceeds of the sale of the Shares to fund the Forest Acquisition.

6.7 Regulatory Filings. Following the Closing, in connection with the conversion of the Shares to the extent required by applicable law, the Company and the Purchaser shall, as promptly as reasonably practicable following the Company’s receipt of a request from the Purchaser, (i) make any required filing with the U.S. Federal Trade Commission (“FTC”), Department of Justice (“DOJ”) and any other governmental entity required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other applicable law with respect to such conversion of the Shares, (ii) as promptly as practicable make or cause their Affiliates to make any filing or notice required under any other antitrust or competition law or other law or regulation agreed by the parties to be applicable to such conversion of the Shares and (iii) provide any supplemental information requested in connection with the HSR Act or such other antitrust, competition or other laws or regulations as promptly as practicable after such request is made. Each of the Company and the Purchaser shall, and shall cause its Affiliates to, furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act or such other applicable law or which is otherwise requested by the FTC or DOJ or other governmental entity and shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and DOJ or other governmental entity.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing, only in the following manner:

(a) By mutual written agreement of the Company and the Purchaser;

(b) By the Purchaser upon written notice to the other Parties hereto if the Closing shall not have occurred within 30 days of the date of this Agreement; provided that such date may be extended by the Purchaser by written notice to the Company for a period not to exceed an additional 30 days, if the reason for such extension is the failure to satisfy one or more conditions to the Closing and the Purchaser reasonably believes that condition(s) to the Closing can be satisfied by the new termination deadline. Notwithstanding the foregoing, termination under this provision shall not be available to the Purchaser if the Closing has not occurred solely by reason of any breach by the Purchaser under this Agreement;

(c) By any Party upon written notice to the other Parties hereto, if, prior to the Closing, (i) trading in securities generally on either the New York Stock Exchange shall have been suspended or materially limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the SEC or the FINRA; (ii) a general banking moratorium shall have been declared by any federal or New York authority or a material disruption in commercial banking or securities settlement or clearance services in the United States has occurred; or (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of the Party giving notice is material and adverse and makes it impracticable or inadvisable to proceed with the Closing or to enforce contracts for the sale of securities.

ARTICLE 8

MISCELLANEOUS

8.1 Notices. Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, hand messenger delivery, overnight courier service, or certified mail (receipt requested) to the other Party at the address set forth below:

(a) If to the Company, to it at:

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

Facsimile: 405-429-5983

Attention: General Counsel

with a copy to:

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, DC 20004

Facsimile: 202-778-5000

Attention: David H. Engvall

(b) If to the Purchaser, to it at:

Fairfax Financial Holdings Limited

95 Wellington Street West

Suite 800

Toronto, ON

Canada M5J 2N7

Facsimile: 416-360-4946

Attention: Paul Rivett

with a copy to:

Shearman & Sterling LLP

Commerce Court West

Suite 4405

Toronto, ON

Canada M5L 1E8

Facsimile: 416-360-2958

Attention: Stephen Centa

Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party.

8.2 Entire Agreement; Amendments. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, of the Parties with respect to the subject matter hereof. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged. This Agreement may be amended, waived or modified only by a written instrument executed by the Parties.

8.3 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, and shall be enforceable by, the Parties and their respective successors and permitted assigns. Neither this Agreement, nor any right hereunder, may be assigned by any Party without the prior written consent of the other Party; except that consent shall not be required for an assignment by Purchaser to any direct or indirect subsidiary of Purchaser, provided that Purchaser shall provide written notice to the Company of any such assignment.

8.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

8.5 Expenses, Etc. The Company and the Purchaser shall bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby; provided, that the Company shall pay the reasonable, documented fees and expenses of legal counsel to the Purchaser with respect to this Agreement and the transactions contemplated hereby.

8.6 Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.

8.7 Severability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

8.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one agreement.

8.9 No Waiver. Any failure of a Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision.

IN WITNESS WHEREOF, the Purchaser and the Company have caused this Agreement to be duly executed and delivered.

SANDRIDGE ENERGY, INC.

By:	/s/ Tom L. Ward
Name: Tom L. Ward
Title: Chief Executive Officer

PURCHASER:

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Vice President and Chief Legal Officer

EXHIBIT A

FORM OF CERTIFICATE OF DESIGNATION FOR 6.0% CONVERTIBLE PERPETUAL

PREFERRED STOCK

2

EXHIBIT B

FORM OF OPINION OF COVINGTON & BURLING LLP

The following opinion is subject to customary assumptions and qualifications.

(i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(ii) The Company has duly authorized, executed and delivered each of the Purchase Agreement and the Certificate of Designation.

(iii) The shares of Common Stock (the “Conversion Shares”) initially issuable upon conversion of the Shares have been duly authorized and reserved for issuance upon such conversion. Upon issuance, sale and delivery of any Conversion Shares in accordance with the terms of the Certificate of Designation and receipt by the Company of the consideration specified therein, such Conversion Shares will be validly issued, fully paid and non-assessable and will be free of any preemptive rights or, to our knowledge, any similar rights set forth in the Company’s Amended and Restated Certificate of Incorporation or in the General Corporation Law of the State of Delaware (the “DGCL”).

(iv) The issuance of the Shares and the execution and delivery of the Purchase Agreement by the Company and the consummation by the Company of the transactions contemplated thereby in accordance with the terms thereof do not (i) breach the provisions of the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws; (ii) breach the provisions of, or cause a default or a Debt Repayment Triggering Event under, the Credit Agreement, dated November 21, 2006, by and among the Company (as successor by merger to Riata Energy, Inc.) and Bank of America, N.A., as Administrative Agent and Banc of America Securities LLC as Lead Arranger and Book Running Manager, as amended; or (iii) violate the DGCL or any New York or Federal statute , law, rule or regulation known to such counsel to which the Company is subject; provided however, such counsel need not express any opinion in this paragraph (iv) with respect to state securities laws or blue sky laws, rules or regulations or any state or Federal anti-fraud statute, rule or regulation.

(v) The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

(vi) Based upon and assuming the accuracy of the representations and warranties, and compliance with the covenants, set forth in the Purchase Agreement, it is not necessary in connection with the issuance and sale to the Purchaser of the Shares pursuant to the Purchase Agreement to register the Shares under the Securities Act of 1933. Such counsel need express no opinion as to when or under what circumstances any Shares initially sold by the Company may be reoffered or resold.

EXHIBIT C

FORM OF OPINION OF IN-HOUSE COMPANY COUNSEL

The following opinion is subject to customary assumptions and qualifications.

(i) The Company has corporate power and authority to perform its obligations under the Purchase Agreement and the Certificate of Designation.

(ii) The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(iii) The Company and each subsidiary possesses such valid and current certificates, authorizations or permits issued by the appropriate state, Federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, and, to such counsel’s knowledge, neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could have a Material Adverse Effect.

(iv) After due inquiry, such counsel does not know of any legal or governmental actions, suits or proceedings pending or, to the best of such counsel’s knowledge, threatened (i) against or affecting the Company or any of its subsidiaries, (ii) which has as the subject thereof any officer or director of, or property owned or leased by, the Company or any of its subsidiaries or (iii) relating to environmental or discrimination matters, where in any such case (A) there is a reasonable possibility that such action, suit or proceeding might be determined adversely to the Company or such subsidiary and (B) any such action, suit or proceeding, if so determined adversely, would reasonably be expected to, singly or in the aggregate, have a Material Adverse Effect or adversely affect the consummation of the transactions contemplated by this Agreement. After due inquiry, such counsel does not know of any existing or, to the best of such counsel’s knowledge, threatened or pending, material labor dispute with the employees of the Company or any of its subsidiaries.

(v) To the best knowledge of such counsel, neither the Company nor any subsidiary is in violation of its charter, by-laws or other organizational document, as the case may be.

In rendering such opinion, such counsel may rely as to matters involving the application of laws of any jurisdiction other than the General Corporation Law of the State of Delaware, the laws of the State of Texas, or the Federal law of the United States, to the extent they deem proper and specified in such opinion, upon the opinion (which shall be dated the Closing Date shall be satisfactory in form and substance to the Purchaser, shall expressly state that the Purchaser may rely on such opinion as if it were addressed to them and shall be furnished to the Purchaser) of other counsel of good standing whom they believe to be reliable and who are satisfactory to counsel for the Purchaser.